EXHIBIT 99.1

Capital One Financial Corporation
Monthly Charge-off and Delinquency Statistics
As of and for the month ended January 31, 2011
(Dollars in millions)

Domestic Card Metrics (1)	January 2011
Net Principal Charge-Offs	$301
Average Loans Held for Investment	$53,163
Annualized Net Charge-Off Rate	6.79%
30+ Day Delinquencies	$2,110
Period-end Loans Held for Investment	$52,722
30+ Day Delinquency Rate	4.00%

International Card Metrics(1)
Net Principal Charge-Offs	$41
Average Loans Held for Investment	$8,596
Annualized Net Charge-Off Rate	5.72%
30+ Day Delinquencies	$508
Period-end Loans Held for Investment	$8,867
30+ Day Delinquency Rate	5.73%

Auto Finance Metrics(1)
Net Principal Charge-Offs	$39
Average Loans Held for Investment	$17,926
Annualized Net Charge-Off Rate	2.62%
30+ Day Delinquencies	$1,410
Period-end Loans Held for Investment	$17,936
30+ Day Delinquency Rate	7.86%

(1)
Period-end Loans Held for Investment and Average Loans Held for Investment include accrued finance charges and fees, net of the estimated uncollectible amount.  We recognize billed finance charges and fee income on open-ended loans in accordance with the contractual provisions of the credit arrangements and estimate the uncollectible amount on a quarterly basis. The estimated uncollectible amount of billed finance charges and fees is reflected as a reduction in revenue and is not included in our net charge-offs.